Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES THIRD QUARTER RESULTS

Rochelle Park, New Jersey, November 16, 2004 - United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced operating results for the third quarter and nine months ended October 30, 2004.

For the third quarter, net sales increased 5% to $92.6 million from $88.5 million in the comparable period last year. Comparable store sales increased 6%.

Third quarter net loss was $6.3 million, or $0.49 per share, compared with a net loss of $6.2 million, or $0.48 per share, in the third quarter of 2003.

Commenting on the third quarter results, Raphael Benaroya, Chairman, President and Chief Executive Officer, stated: “There is every reason to be pleased by the building sales momentum during the quarter. Sales per square foot for the quarter grew 6% over last year and, in October, sales per average store set a record. Further, the quality of the quarter’s sales growth is reflected in the following factors:

  sales growth was driven by high margin product categories
  comparable store sales improved each month as the quarter progressed, culminating in an increase of 11% in October transactions per average store increased each month, with a 29% increase in October versus last year.

We are focused on addressing and improving all of the product categories, as we continue to implement our merchandise restructuring strategy.”

George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, observed: “I am confident that a continuation of the sales momentum would lift merchandise margin rates going forward. Separately, it should be noted that, during the quarter, our results were impacted by approximately $0.4 million of non-cash expense in the Company’s Supplemental Retirement Savings Plan which was not offset by a corresponding fair value adjustment on trust fund investments, due to a portion of such investments being held in treasury stock of the Company.”

For the first nine months of fiscal 2004, total sales were $291.4 million compared with $294.9 million in the year-ago period. Comparable store sales for the year-to-date were flat versus last year.

Net loss for the nine month period was $11.2 million, or $0.87 per share, versus a net loss of $15.0 million, or $1.16 per share, for the same period last year.

-more-

The Company invites investors to listen to a broadcast of the Company’s conference call to discuss third quarter results, as well as ongoing corporate developments. The call will be broadcast live today at 11:30 a.m. (Eastern Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until November 30, 2004. A taped replay will be available immediately following the call and will be accessible until Thursday, November 18, 2004. The number to call is (800) 934-8524. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 530 AVENUE® stores with 2,309,000 square feet of selling space, as well as the AVENUE.COM® website at http://www.avenue.com.

* * *

The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: war risk; shifts in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; variations in weather patterns; fluctuations in consumer acceptance of the Company’s products; changes in the ability to develop new merchandise; store lease expirations; risks associated with the financial performance of the World Financial Network National Bank private label credit card program; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; and political instability and other risks associated with foreign sources of production. Also, for the fourth quarter of fiscal 2004, the transition from the international quota system for apparel may disrupt imports into the United States.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations/Press: Cara O'Brien/Lila Sharifian/Melissa Merrill Financial Dynamics (212) 850-5600

UNITED RETAIL GROUP, INC.
3RD QTR 2004
(000'S)

Consolidated Statements of Operations

	13 weeks ended			39 weeks ended
	(Unaudited) October 30, 2004	(Unaudited) November 1, 2003	Percent + or -	(Unaudited) October 30, 2004	(Unaudited) November 1, 2003	Percent + or -

Net sales	$92,597	$88,535	4.6%	$291,385	$294,855	-1.2%
Cost of goods sold, including
buying and occupancy costs	74,762	70,732	5.7%	231,822	233,212	-0.6%
Gross profit	17,835	17,803	0.2%	59,563	61,643	-3.4%
General, administrative and
store operating expenses	24,106	23,642	2.0%	71,678	75,638	-5.2%
Operating loss	(6,271)	(5,839)	-	(12,115)	(13,995)	-
Interest income (1)	131	29	-	1,338	84	-
Interest expense	(240)	(279)	-	(660)	(798)	-
Loss before income taxes	(6,380)	(6,089)	-	(11,437)	(14,709)	-
(Benefit from) provision for income taxes(2)(3)	(125)	158	-	(260)	329	-
Net loss	($6,255)	($6,247)	-	(11,177)	($15,038)	-

Weighted average shares
outstanding:
Basic	12,658	12,937		12,779	12,937
Diluted	12,658	12,937		12,779	12,937

Net loss per common share:
Basic	($0.49)	($0.48)		($0.87)	($1.16)
Diluted	($0.49)	($0.48)		($0.87)	($1.16)

(1) Includes for the thirteen and thirty-nine weeks ended October 30, 2004, interest income of $0.117 million and $1.285 million related to an Internal Revenue Service settlement

(2) Includes for the thirteen and thirty-nine weeks ended October 30, 2004, federal tax benefit of $0.175 million and $0.350 million related to an Internal Revenue Service settlement.

(3) Includes a valuation allowance for the thirteen weeks ended October 30, 2004 and November 1, 2003 of $2.3 million and $2.7 million, respectively, and for the thirty-nine weeks ended October 30, 2004 and November 1, 2003 of $4.9 million and $6.7 million, respectively, related to deferred tax assets and net operating loss carryforwards.

Consolidated Condensed Balance Sheets	(Unaudited) October 30, 2004	(Unaudited) November 1, 2003
Assets
Cash and cash equivalents	$6,402	$16,557
Inventory	60,673	61,847
Other	8,749	10,419
Total Current Assets	$75,824	$88,823

Property and equipment, net	69,145	79,682
Deferred compensation plan assets	4,044	4,668
Other assets	1,770	1,878

Total assets	$150,783	$175,051

Liabilities and Stockholders' Equity Current Liabilities	$59,889	$67,891

Long-term distribution center financing	2,812	3,490
Long-term capital leases	2,192	4,172
Long-term debt	2,053	-
Deferred compensation plan liabilities	5,015	4,668
Other non-current liabilities	9,472	10,778
Stockholders' equity (1)	69,350	84,052

Total liabilities and stockholders' equity	$150,783	$175,051

(1) In July 2004, paid-in capital increased $1.157 million relating to an Internal Revenue Service settlement.

At October 30, 2004, the borrowing capacity of the Company under the Financing Agreement with The CIT Group/Business Credit, Inc. (“CIT”) was $19.9 million, trade letters of credit for the account of the Company were outstanding in the amount of $21.9 million, standby letters of credit were outstanding in the amount of $6.1 million and a loan of $2.1 million from CIT was outstanding. The Company's cash on hand was unrestricted.

Statistics	13 weeks ended		39 weeks ended
Store Count	(Unaudited) October 30, 2004	(Unaudited) November 1, 2003	(Unaudited) October 30, 2004	(Unaudited) November 1, 2003

Beginning of period	530	544	535	553
New	2	2	2	4
Closed	(2)	(1)	(7)	(12)
End of period	530	545	530	545

Selling Square Footage (000's)

Beginning of period	2,309	2,360	2,327	2,394
New/Expansion	8	8	8	17
Closed	(8)	(3)	(26)	(46)
End of period	2,309	2,365	2,309	2,365

Average	2,311	2,365	2,314	2,371